Exhibit 10.3

                              EMPLOYMENT AGREEMENT

           THIS AGREEMENT is made and entered into on May 30, 2003 (the "Agreement"), by and between INTERPHARM HOLDINGS, INC., a Delaware corporation ("Interpharm"), and __________________ ("Executive")(collectively the "Parties").

                                   WITNESSETH:

           WHEREAS, Interpharm is engaged in the business of manufacturing, distributing and marketing generic pharmaceutical products (the "Business"); and

           WHEREAS, Executive has represented that he has the experience, background and expertise necessary to enable him to perform all of the duties and execute all of the responsibilities contemplated by this Agreement; and

           WHEREAS, based on such representation, Interpharm wishes to employ Executive as its President upon the terms hereinafter set forth;

           NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the Parties agree as follows:

1.          DEFINITIONS.

           1.1. "Affiliate" means any Person controlling, controlled by or under common control with Interpharm.

           1.2.   "Board" means the Board of Directors of Interpharm.

           1.3. "Cause" means (a) Executive is convicted of or pleads guilty to a felony, (b) the Executive, in carrying out the Executive's duties and responsibilities under this Agreement, is guilty of neglect or misconduct resulting, in either case, in economic harm to Interpharm and/or any of its subsidiaries or Affiliates.

           1.4. "Change in Control" means any transaction or series of transactions pursuant to which a non-Affiliate obtains more than fifty percent (50%) of Interpharm's voting securities or obtains the ability to cast more than fifty percent (50%) of the votes at Interpharm's shareholder meetings.

           1.5. "Common Stock" means Interpharm's $.01 par value per share common stock.




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           1.6.   "Date of Termination" means (a) in the case of a termination for which a Notice of Termination (as hereinafter defined in Section 5) is required, the date of actual receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (b) in all other cases, the actual date on which the Executive's employment terminates during the Term of Employment (as hereinafter defined in Section 3) (it being understood that nothing contained in this definition of "Date of Termination" shall affect any of the cure rights provided to the Executive or Interpharm in this Agreement).

           1.7. "Disability" means the Executive's inability to render, for a period of three consecutive months, services hereunder.

           1.8. "Person(s)" means any individual or entity of any kind or nature, including any other person as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, and as used in Sections 13(d) and 14(d) thereof.

           1.9. "Prospective Customer" shall mean any corporation, partnership, trust or Person which has either (a) entered into a nondisclosure agreement with Interpharm or any Interpharm subsidiary or Affiliate or (b) has within the proceeding 18 months received a currently pending and not rejected written proposal in reasonable detail from Interpharm or any Interpharm subsidiary or Affiliate.


2. EMPLOYMENT. Interpharm hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of this Agreement, as an employee of Interpharm.

           2.1. DUTIES. Executive shall serve as Interpharm's President and shall be responsible for the management of Interpharm's business and strategic planning and responsibilities as are from time to time assigned to him by the Chief Executive Officer and/or the Board of Directors of Interpharm.

3. TERM OF AGREEMENT. This Agreement shall commence on May 30, 2003, and shall continue until December 31, 2007 (the "Term" or "Term of Employment") unless terminated as set forth herein.

4.   COMPENSATION.

           4.1. SALARY. Executive's salary during the Term shall be _______________ per year (the "Salary") payable consistent with Interpharm's regular payroll practices. All applicable withholding taxes shall be deducted from such payments. Executive's salary may be increased at the discretion of the Compensation Committee of Interpharm's Board of Directors.

           4.2. BONUS. Interpharm shall determine in its sole discretion to pay Executive any bonus amount above the salary set forth above.

           4.3. AUTO ALLOWANCE. Executive shall receive an automobile allowance equal to ___________ per month.



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           4.4.   HEALTH INSURANCE. During the Term, Executive shall receive full family plan coverage under any health insurance plan that Interpharm, Inc., a wholly-owned subsidiary of Interpharm, may, from time to time, have in place.

           4.5. TELEPHONE. Executive shall receive a reimbursement of the cellular telephone expenses incurred by him.

           4.6. EXPENSE REIMBURSEMENT. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing the Executive's duties and responsibilities hereunder in accordance with the policies and procedures of Interpharm. At the end of each fiscal year, the Executive and Interpharm shall in good faith reconcile any differences and disputes with respect to timing, right to reimbursement, reasonableness or documentation of any items of expense reimbursement, it being agreed that no good faith dispute respecting any of the foregoing shall constitute a basis for the Executive or Interpharm terminating or attempting to terminate this Agreement.

           4.7. VACATION.During each year of the Term of Employment, the Executive shall be entitled to _________ weeks of paid vacation taken at such times so as to not materially impede his duties hereunder. Vacation days that are not taken may not be carried over into future years.

5.   Termination.

           5.1.   TERMINATION DUE TO DEATH OR DISABILITY.

           5.1.1. DEATH. This Agreement shall terminate immediately upon the death of Executive. Upon Executive's death, Executive's estate or Executive's legal representative, as the case may be, shall be entitled to only the following:

           5.1.1.1. All Salary accrued, but unpaid as of the date of Executive's death and all accrued vacation pay for the year of death; and

           5.1.1.2. reimbursement pursuant to Sections 4.5 and 4.6, or any other provision hereof, for all expenses incurred but not yet paid.

           5.1.2. DISABILITY. In the event of Executive's Disability, this Agreement shall terminate and Executive shall be entitled to receive only the following:

           5.1.2.1. continuation of Executive's Salary for Executive's Disability period (it being understood that such period will be six months from the first date that Executive is unable to work) and 50% of Executive's Salary for the three (3) months thereafter; and



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           5.1.2.2. reimbursement pursuant to Sections 4.5 and 4.6, or any other provision hereof, for all expenses incurred but not yet paid.

5.2. TERMINATION BY INTERPHARM FOR CAUSE. Interpharm may terminate the Executive's employment hereunder for Cause as provided in this Section 5.2. If Interpharm terminates the Executive's employment hereunder for Cause, the Executive shall be entitled only to:

           5.2.1. the Executive's accrued and unpaid Salary through the Date of Termination; and

           5.2.2. reimbursement pursuant to Sections 4.5 and 4.6 hereof or any other provision of this Agreement for expenses incurred, but not yet paid prior to such termination of employment.

5.3. TERMINATION WITHOUT CAUSE. Interpharm may terminate the Executive's employment hereunder without Cause. If Interpharm terminates the Executive's employment hereunder without Cause, other than due to death or Disability, the Executive shall be entitled only to the following:

           5.3.1. the Executive's accrued and unpaid Salary through the Date of Termination;

           5.3.2. accrued vacation pay for the year in which the termination occurs; and

           5.3.3. reimbursement pursuant to Sections 4.5 and 4.6 hereof or any other provision of this Agreement for expenses incurred, but not paid prior to such termination of employment; and

5.4. TERMINATION BY EXECUTIVE. Any termination of this Agreement by Executive, by formal notice, or failure to perform under this Agreement, shall have the same effect as a termination by Interpharm for Cause.

5.5. NOTICE OF TERMINATION. Any termination of the Executive by Interpharm shall be communicated by a notice of termination to Executive given in accordance with Section 8.3 of this Agreement (the "Notice of Termination"). Such notice shall (a) indicate the specific termination provision in this Agreement relied upon and (b) if the termination date is other than the date of receipt of such notice, specify the dates on which the Executive's employment is to be terminated (which date shall not be earlier than the date on which such notice is given).

5.6. PAYMENT. Except as otherwise provided in this Agreement, any payments to which the Executive shall be entitled under this Section 5, including, without limitation, any economic equivalent of any benefit, shall be made as promptly as possible following the Date of Termination. If the amount of any payment due to the Executive cannot be finally determined within thirty
     (30) days after the Date of Termination, such amount shall be estimated on a good faith basis by Interpharm and the estimated amount shall be paid no later than thirty (30) days after such Date of Termination. As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to or from the Executive shall be made as promptly as practicable.



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6.   EXECUTIVE'S REPRESENTATION. The Executive represents and warrants to
     Interpharm that: (a) he is subject to no contractual, fiduciary or other obligation which may affect the performance of his duties under this Agreement; and (b) his employment with Interpharm will not require him to use or disclose proprietary or confidential information of any other person or entity.

7.   NON-COMPETITION: NON-DISCLOSURE.

           7.1. TRADE SECRETS. Executive acknowledges that his employment position with Interpharm is one of trust and confidence. The Executive further understands and acknowledges that, during the course of the Executive's employment with Interpharm, the Executive will be entrusted with access to certain confidential information, specialized knowledge and trade secrets which belong to Interpharm, or its subsidiaries, including, but not limited to, their methods of operation and developing customer base, its manner of cultivating customer relations, its practices and preferences, current and future market strategies, formulas, patterns, patents, devices, secret inventions, processes, compilations of information, records, and customer lists, all of which are regularly used in the operation of their business and which the Executive acknowledges have been acquired, learned and developed by them only through the expenditure of substantial sums of money, time and effort, which are not readily ascertainable, and which are discoverable only with substantial effort, and which thus are the confidential and the exclusive Property of Interpharm and its subsidiaries (hereinafter "Trade Secrets"). The Executive covenants and agrees to use his best efforts and utmost diligence to protect those Trade Secrets from disclosure to third parties. The Executive further acknowledges that, absent the protections afforded Interpharm and its subsidiaries in this paragraph, the Executive would not be entrusted with any of such Trade Secrets. Accordingly, the Executive agrees and covenants (which agreement and covenant shall survive the termination of this Agreement, regardless of the reason) as follows:

           7.1.1. The Executive will at no time take any action or make any statement that will discredit Interpharm, any of its subsidiaries or their products or services.

           7.1.2. During the period of the Executive's employment with Interpharm and for 60 months immediately following the termination of such employment, the Executive will not disclose or reveal to any person, firm or corporation other than in connection with the business of Interpharm and its subsidiaries or as may be required by law, any Trade Secret used or useable by Interpharm or any of its subsidiaries, divisions or affiliated companies (collectively the "Companies") in connection with their respective businesses, known to Executive as a result of his employment by Interpharm, or other relationship with the Companies, and which is not otherwise publicly available. Executive further agrees that during the term of this Agreement and at all times thereafter, he will keep confidential and not disclose or reveal to any person, firm or corporation other than in connection with the business of the Companies or as may be required by applicable law, any information received by him during the course of his employment with regard to the financial, business, or other affairs of the Companies, their respective officers, directors, customers or suppliers which is not publicly available.



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           7.1.3. Upon the termination of the Executive's employment with
                  Interpharm, the Executive will return to Interpharm all documents, customer lists, customer information, product samples, presentation materials, drawing specifications, equipment and other materials relating to the business of any of the Companies, which the Executive hereby acknowledges are the sole and exclusive property of the Companies or any one of them.

           7.1.4. During the term of the Agreement and, subject to the provisions of Subsection 7.1.6 hereof, for a period of 36 months immediately following the termination of the Executive's employment with Interpharm, Executive will not:

           7.1.4.1. solicit or accept competing business from any customer of any of the Companies or any person or entity known by the Executive to be or have been, during the term of the Executive's employment with Interpharm, a customer or Prospective Customer (as hereinafter defined) of any of the Companies without the prior written consent of Interpharm;

           7.1.4.2. encourage, request or advise any such customer or prospective customer of any of the Companies to withdraw or cancel any of their business from or with any of the Companies; or

           7.1.4.3. compete, or participate as a shareholder, director, officer, partner (limited or general), trustee, holder of a beneficial interest, employee, agent of or representative in any business competing directly with the Companies without the prior written consent of Interpharm, which may be withheld in Interpharm's sole discretion; provided, however, that nothing contained herein shall be construed to limit or prevent the purchase or beneficial ownership by Executive of less than five percent of any security registered under Section 12 or 15 of the Securities Exchange Act of 1934.

           7.1.4.4. The Executive will not during the period of his employment with Interpharm and, subject to the provisions hereof for a period of 36 months immediately following the termination of Executive's employment with Interpharm,

7.1.4.4.1.  conspire with any person employed by any of the Companies with respect to any of the matters covered hereunder;



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           7.1.4.4.2. encourage, induce or solicit any person employed by any of the Companies to facilitate the Executive's violation of the covenants contained hereunder;

           7.1.4.4.3. assist any entity to solicit the employment of any employee of any of the Companies; or

           7.1.4.4.4. employ or hire any employee of any of the Companies, or solicit or induce any such person to join the Executive as a partner, investor, coventurer, or otherwise encourage or induce them to terminate their employment with any of the Companies.

7.2. The Executive expressly acknowledges that all of the provisions of this
     Section 7 of this Agreement have been bargained for and the Executive's agreement hereto is an integral part of the consideration to be rendered by the Executive which justifies the rate and extent of the compensation provided for hereunder.

7.3. The Executive acknowledges and agrees that a violation of any one of the covenants contained in this Section 7 shall cause irreparable injury to Interpharm, that the remedy at law for such a violation would be inadequate and that Interpharm shall thus be entitled to injunctive relief to enforce that covenant.

7.4. SUCCESSORS.

           7.4.1. THE EXECUTIVE. This Agreement is personal to the Executive and, without the prior express written consent of Interpharm, shall not be assignable by the Executive, except that the Executive's rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or a qualified domestic relations order or in connection with a Disability. This Agreement shall inure to the benefit of and be enforceable by the Executive's estate, heirs, beneficiaries, and/or legal representatives.

           7.4.2. INTERPHARM. This Agreement shall inure to the benefit of and be binding upon Interpharm and its successors and assigns.

8.   MISCELLANEOUS.

           8.1. APPLICABLE LAW. Except as may be otherwise provided herein, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws.

           8.2. AMENDMENTS. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.



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           8.3.   NOTICES. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

           If to the Executive:


           If to Interpharm:

           Interpharm Holdings, Inc.
           69 Mall Drive
           Commack, NY 11725
           Attn: Munish K. Rametra
           Facsimile: 631-543-3780

           With a copy to:

           Guzov Ofsink, LLC
           600 Madison Avenue, 22nd Floor
           New York, New York 10022
           Facsimile: 212-688-7273

           Or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

8.4. WITHHOLDING. Interpharm may withhold from any amounts payable under the Agreement, such federal, state and local income, unemployment, social security and similar employment related taxes and similar employment related withholdings as shall be required to be withheld pursuant to any applicable law or regulation.

8.5. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and any such provision which is not valid or enforceable in whole shall be enforced to the maximum extent permitted by law.

8.6. CAPTIONS.The captions of this Agreement are not part of the provisions and shall have no force or effect.

8.7. ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.



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8.8. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Executive's employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

8.9. WAIVER. Either Party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

8.10.JOINT EFFORTS/COUNTERPARTS. Preparation of this Agreement shall be deemed to be the joint effort of the parties hereto and shall not be construed more severely against any party. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

8.11.REPRESENTATION BY COUNSEL. Each Party hereby represents that it has had the opportunity to be represented by legal counsel of its choice in connection with the negotiation and execution of this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                                  INTERPHARM HOLDINGS, INC.
                                                  a Delaware corporation


                                                  By:        _____________



                                                  Title:







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